Exhibit 99.1

Eclipsys Releases Financial Results for Quarter and Year Ended December 31, 2006

Company consolidates facilities, expands India Operations, announces fourth-quarter charges and provides 2007 guidance

Boca Raton, FL — February 13, 2007 — Eclipsys Corporation® (NASDAQ: ECLP), The Outcomes Company®, today released results for the quarter and year ended December 31, 2006.

Fourth-Quarter and Year-End Results

Revenues for the quarter ended December 31, 2006 increased $10.8 million to $115.9 million, compared to revenues of $105.1 million for the quarter ended December 31, 2005. On a GAAP basis, the fourth-quarter 2006 net income was $3.9 million, or $0.08 per basic common share and $0.07 per diluted common share compared to a net income of $5.0 million, or $0.10 per common share on a basic and diluted basis in the fourth-quarter of 2005. Fourth-quarter 2006 earnings include $3.6 million of expense, or $0.07 per basic and diluted common share, associated with adopting Statement of Financial Accounting Standards 123R, Share-Based Payment (SFAS 123R), which requires the expensing of stock options. The fourth quarter results include a restructuring charge of approximately $6.1 million, or $0.12 per common share on a basic and diluted basis, consisting of approximately $2.5 million resulting from the excess office space consolidation, and approximately $3.6 million in severance costs, related to the termination of employment of certain management personnel. The office closures and employment terminations are expected to help the Company to finance planned increases in software research and development and client service investment, including the expansion of the Company’s operations in India.

For the year ended December 31, 2006, revenues were $427.6 million.  On a GAAP basis, net income for the year was $2.1 million, or $0.04 per common share on a basic and diluted basis.

For comparative purposes, excluding the expense associated with SFAS 123R adoption and the restructuring charge, non-GAAP net income for the fourth-quarter 2006 was $13.7 million, or $0.26 per common share on a basic and diluted basis. On an annual basis, excluding the expense associated with SFAS 123R adoption, and the restructuring costs described above, as well as the previously announced restructuring charges recognized in the first-quarter and completed in the second-quarter 2006 of $7.2 million and $1.3 million, respectively, non-GAAP net income was $30.0 million, or $0.58 per basic common share and $0.57 per diluted common share. For year-over-year comparisons, it should be noted that SFAS 123R was first implemented for the quarter ended March 31, 2006, and prior periods do not include its effect.

The following table summarizes selected financial data:

	In thousands, except per share data

	Three months ended Dec. 31,			Year ended Dec. 31,

	2006	2005	$ Change	2006	2005	$ Change

Revenues	$115,933	$105,120	$10,813	$427,613	$383,271	$44,342
Net income	3,923	5,033	(1,110)	2,133	485	1,648
Earnings per common share, basic	$0.08	$0.10	$(0.02)	$0.04	$0.01	$0.03
Earnings per common share, diluted	$0.07	$0.10	$(0.03)	$0.04	$0.01	$0.03

	Non-GAAP Results* Three months ended Dec. 31,			Non-GAAP Results* Year ended Dec. 31,

	2006	2005	$ Change	2006	2005	$ Change

Revenues	$115,933	$105,120	$10,813	$427,613	$383,271	$44,342
Net income*	13,672	5,033	8,639	30,012	485	29,527
Earnings per common share, basic	$0.26	$0.10	$0.16	$0.58	$0.01	$0.57
Earnings per common share, diluted	$0.26	$0.10	$0.16	$0.57	$0.01	$0.56

*Three-month and full-year 2006 results exclude the effect of the implementation of SFAS 123R, adopted as of January 1, 2006.  Full-year results also exclude charges of $7.2 million in the first-quarter 2006 and $1.3 million in the second-quarter 2006 associated with a previously announced restructuring undertaken in the first-quarter and completed in the second-quarter to reduce costs and redirect spending into client related functions.  Also excluded are charges of $6.1 million associated with office closures and severance costs related to employment terminations that occurred in the fourth-quarter 2006.  A reconciliation of GAAP to non-GAAP results is included in the attached tables.

Operating cash flows were $26.6 million for the year, compared to $14.5 million in 2005; this represents a $12.1 million improvement compared to 2005. Cash, cash equivalents and marketable securities were $130.8 million as of December 31, 2006, compared to $114.1 million as of December 31, 2005. Days sales outstanding (DSOs) were 72 days, an increase of 3 days from the prior year. Deferred revenue (including current and long-term) was $114.6 million as of December 31, 2006, compared to $124.7 million as of December 31, 2005.

“Eclipsys saw a marked increase in profitability in 2006, a result of our ability to sign significantly more new customers than in 2005, while also expanding our solution footprint at existing clients,” said R. Andrew Eckert, Eclipsys president and chief executive officer. “Additionally, we had a significant number of successful activations in 2006 including the first Sunrise Pharmacy implementations. This demonstrates we are executing on our commitment to client satisfaction and also provides us with a broader base of reference accounts. We have positive momentum heading into 2007 as we work to build on our reputation as the market leading provider of high-acuity care solutions and gain more market acceptance of our solutions that solve the challenges of ambulatory and other care venues.”

Continued Eckert, “Another important milestone in 2006 was the KLAS CPOE Digest 2006 showing that, for the fourth consecutive year, Eclipsys CPOE Solutions are used by more physicians than any other vendor. Physician adoption of CPOE is critical to the ability of healthcare organizations to improve patient-care, cost and satisfaction outcomes through a clinical information system, and our leadership position in this area demonstrates our commitment to delivering solutions that provide real value for our customers.

Guidance

The Company currently expects 2007 annual revenues to range from $470.0 million to $485.0 million.  The Company also expects 2007 earnings per share on a diluted basis to range from $0.74 to $0.84, excluding the impact of SFAS 123R.  Including SFAS 123R, EPS on a diluted basis is expected to range from $0.44 to $0.54.

Additional Announcements

Eclipsys issued a release today announcing that Nitin Deshpande, former president and chief executive officer for India Operations for BMC Software, an enterprise management software provider, will serve as president of Eclipsys India. For more information on this announcement, please view the release entitled, Eclipsys Names Nitin Deshpande President, Eclipsys Indiaon the Eclipsys Web site at www.eclipsys.com.

“Our India operations are an important element of our growth and client service strategy and should help us achieve increased profitability,” commented Eckert.  “We will continue to invest in our operations there to build world-class software development and client support capabilities.”

Company Initiated Stock Option Review

In light of the widespread public focus on stock option “backdating,” the Company, like many others, has voluntarily initiated a review of its stock option grants, focusing at this time primarily upon grants made in the 1998 – 2001 time frame.  At present, the Company review is not complete and no conclusions have been reached.  If the review results in a conclusion that past stock option grants were not appropriately accounted for, then commensurate adjustments may affect results of operations for the fourth quarter and year ended December 31, 2006 and/or for prior periods.

Investor Teleconference February 13

Eclipsys senior executives will discuss the results during an investor community teleconference scheduled for 5:00 p.m. Eastern time on Tuesday, February 13. Persons interested in participating in the teleconference should call (800) 230-1059 approximately 15 minutes before the conference is slated to begin. For listen-only mode, participants should go to www.eclipsys.com prior to the conference call to register and download the necessary audio software. An audio replay will be available at www.eclipsys.com for 48 hours beginning approximately one hour after the completion of the call.

Non-GAAP Measures

The financial results reported in this press release have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). In addition to the GAAP results, the Company has provided net income and earnings per share information on a non-GAAP basis for the three months and year ended December 31, 2006 to exclude the effect of the implementation of SFAS 123R, the charge incurred in the first and second quarters in connection with the restructuring undertaken to reduce costs and redirectspending into client related functions, and the fourth quarter charge associated with excess office space consolidation and management severance. These non-GAAP financial measures should not be considered a substitute for, or superior to, any measure derived in accordance with GAAP. These non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies. These charges and implementation of FAS 123R make comparison of the Company’s results with prior periods more difficult and investors have indicated that they consider this supplemental non-GAAP information useful in evaluating our results of operations and future prospects. The Company believes that the non-GAAP financial measures provided, when considered in conjunction with comparable GAAP financial measures, facilitate understanding and evaluation of the Company’s operating performance and future prospects, as well as comparisons of our results with our prior period results that did not include these charges and with results of other companies on a more consistent basis. Internally, the Company uses this non-GAAP information for forecasting and to help make management decisions, as an indicator of business performance, and to evaluate management’s effectivenessand help determine bonuses for management and others. The Company has provided reconciling information in the attachment to this release.

About Eclipsys

Eclipsys is a leading provider of advanced integrated information software, clinical content and professional services that help healthcare organizations across North America improve clinical, financial, operational and customer-satisfaction outcomes. For more information, see www.eclipsys.com or email info@eclipsys.com.

Statements in this news release or the investor call referenced herein concerning the company’s sales, marketing and operational initiatives, future financial results, operating performance, development efforts, and the benefits provided by Eclipsys software and services are forward-looking statements and actual results may differ from those projected due to a variety of risks and uncertainties.   Future performance expectations are predicated upon achievement of various sales and performance targets that may be difficult to meet.  Sales may be slower than expected due to market conditions, competition, and other factors. Costs may be greater than anticipated due to the potential need to increase spending to ensure performance in accordance with commitments to clients and other factors. Software development may take longer and cost more than expected, and incorporation of anticipated features and functionality may be delayed, due to various factors including programming and integration challenges and resource constraints.  The market is highly competitive.  Implementation and customization of Eclipsys software is complex and time-consuming. Results depend upon a variety of factors and can vary by client. Each client’s circumstances are unique and may include unforeseen issues that make it more difficult than anticipated to implement or derive benefit from software, implementation or consulting services. The success and timeliness of the company’s services will depend at least in part upon client involvement, which can be difficult to control. Eclipsys is required to meet specified performance standards, and clients can terminate contracts, assess penalties or reduce contract scope under certain circumstances. More information about company risks is available in recent Form 10-K and other filings made by Eclipsys from time to time with the Securities and Exchange Commission. Special attention is directed to the portions of those documents entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Eclipsys
Jason Cigarran	Robert J. Colletti
Director, Media Relations (media)	Chief Financial Officer (investors)
(561) 322-4355	(561) 322-4655
jason.cigarran@eclipsys.com	investor.relations@eclipsys.com

ECLIPSYS CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,

	2006	2005	2006	2005

Revenues:
Systems and services	$111,278	$100,818	$409,521	$370,309
Hardware	4,655	4,302	18,092	12,962

Total revenues	115,933	105,120	427,613	383,271

Costs and expenses:
Cost of systems and services	63,265	59,477	240,338	225,080
Cost of hardware	3,601	3,823	14,592	11,055
Sales and marketing	16,232	17,004	62,998	64,140
Research and development	13,767	12,512	58,191	51,789
General and administrative	6,335	4,484	24,296	19,191
Depreciation and amortization	4,155	3,769	15,736	14,659
Restructuring charge	6,123	—	14,670	—

Total costs and expenses	113,478	101,069	430,821	385,914

Income (loss) from operations before interest and taxes	2,455	4,051	(3,208)	(2,643)
Interest income, net	1,506	982	5,379	3,128

Income before taxes	3,961	5,033	2,171	485
Provision for income taxes	38	—	38	—

Net income	$3,923	$5,033	$2,133	$485

Income per common share:
Basic income per common share	$0.08	$0.10	$0.04	$0.01

Diluted income per common share	$0.07	$0.10	$0.04	$0.01

Weighted average shares outstanding:
Basic	51,926	48,604	51,467	47,947

Diluted	53,439	51,408	53,052	50,644

ECLIPSYS CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	December 31, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$41,264	$76,693
Marketable securities	89,549	37,455
Accounts receivable, net of allowance for doubtful accounts of $3,907 and $5,676, at December 31, 2006 and 2005, respectively	93,821	80,833
Inventory	1,076	2,289
Prepaid expenses	22,947	17,909
Other current assets	1,026	2,184

Total current assets	249,683	217,363
Property and equipment, net	45,806	40,500
Capitalized software development costs, net	32,302	35,690
Acquired technology, net	1,224	584
Intangibles assets, net	3,307	2,940
Deferred tax asset	3,692	4,124
Goodwill	12,281	6,624
Other assets	15,014	20,964

Total assets	$363,309	$328,789

Liabilities and Stockholders’ Equity
Current liabilities:
Deferred revenue	$103,298	$107,960
Accounts payable	19,879	26,103
Accrued compensation costs	12,556	15,974
Deferred tax liability	3,730	4,124
Other current liabilities	20,000	10,413

Total current liabilities	159,463	164,574
Deferred revenue	11,289	16,772
Other long-term liabilities	1,248	1,252

Total liabilities	172,000	182,598
Stockholders’ equity:
Total stockholders’ equity	191,309	146,191

Total liabilities and stockholders’ equity	$363,309	$328,789

ECLIPSYS CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Year Ended December 31,

	2006	2005

Operating activities:
Net income	$2,133	$485

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,977	32,472
Provision for bad debt	1,457	3,011
Provision for income taxes	38	—
Stock compensation expense	16,054	2,353
Changes in operating assets and liabilities:
Increase in accounts receivable	(14,489)	(18,966)
Increase in prepaid expenses and other current assets	(3,781)	(4,507)
(Increase) / Decrease in inventory	1,213	(645)
(Increase) / Decrease in other assets	2,625	(9,283)
Increase / (Decrease) in deferred revenue	(10,642)	2,036
Increase / (Decrease) in accrued compensation	(5,039)	2,441
Increase in accounts payable and other current liabilities	29	3,930
Increase / (Decrease) in other long-term liabilities	(4)	1,130

Total adjustments	24,438	13,972

Net cash provided by operating activities	26,571	14,457

Investing activities:
Purchases of property and equipment	(17,465)	(19,288)
Purchase of marketable securities	(85,201)	(117,984)
Proceeds from sales of marketable securities	33,107	80,529
Capitalized software development costs	(14,106)	(20,144)
Cash paid for acquisitions	(6,039)	(312)

Net cash used in investing activities	(89,704)	(77,199)

Financing activities:
Proceeds from stock options exercised	26,712	16,853
Proceeds from employee stock purchase plan	990	195

Net cash provided by financing activities	27,702	17,048

Effect of exchange rates on cash and cash equivalents	2	356

Net decrease in cash and cash equivalents	(35,429)	(45,338)
Cash and cash equivalents — beginning of period	76,693	122,031

Cash and cash equivalents — end of period	$41,264	$76,693

ECLIPSYS CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Results
(In thousands, except per share amounts)

	Three Months Ended December 31,

	2006	2005

GAAP net earnings	$3,923	$5,033
Add back:
Share-based compensation expense[1]	3,626	—
Restructuring charge[2]	6,123	—

Non-GAAP net income [3]	$13,672	$5,033

GAAP earnings per share	$0.07	$0.10
Add back:
Share-based compensation expense[1]	0.07	—
Restructuring charge[2]	0.12	—

Non-GAAP diluted earnings per share[3]	$0.26	$0.10

(1) On January 1, 2006, we adopted SFAS 123R and applied the modified prospective transition method.  Under this method, we did not restate any prior periods.  During the fourth-quarter of 2006, we recorded share-based compensation expense of $3.6 million.

Three Months Ended December 31, 2006

Costs of systems & services	$1,566
Sales and marketing	736
Research and development	647
General and administrative	677

Total share-based compensation expense	$3,626

(2) This charge is associated with office closures and severance costs related to employment terminations that occurred in the fourth-quarter 2006 and inlcuded a non-cash charge of $1.7 million for share-based compensation.

(3) These non-GAAP measures exclude fourth quarter 2006 restructuring charge and the effect of the implementation of SFAS 123R, and are provided to facilitate evaluation of the Company’s operating performance and comparisons with prior period results that did not include the impact of SFAS 123R.

ECLIPSYS CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Results
(In thousands, except per share amounts)

	Year Ended December 31,

	2006	2005

GAAP net earnings	$2,133	$485
Add back:
Share-based compensation expense[1]	13,209	—
Restructuring charge[2]	14,670	—

Non-GAAP net income[3]	$30,012	$485

GAAP earnings per share	$0.04	$0.01
Add back:
Share-based compensation expense[1]	0.25	—
Restructuring charge[2]	0.28	—

Non-GAAP diluted earnings per share[3]	$0.57	$0.01

(1) On January 1, 2006, we adopted SFAS 123R and applied the modified prospective transition method.  Under this method, we did not restate any prior periods.  For the year ended December 31, 2006, we recorded share-based compensation expense of $13.2 million.

Year Ended December 31, 2006

Costs of systems & services	$5,344
Sales and marketing	2,977
Research and development	2,139
General and administrative	2,749

Total share-based compensation expense	$13,209

(2) This charge is associated with certain headcount reductions made in the first quarter 2006 and completed in the second quarter 2006 to reduce costs and redirect spending into client related functions including customer support and professional services. Also included are charges associated with office closures and severance costs related to employment terminations that occurred in the fourth-quarter 2006.

(3) These non-GAAP measures exclude the effect of first, second and fourth quarter 2006 restructuring charges and implementation of SFAS 123R, and are provided to facilitate evaluation of the Company’s operating performance and comparisons with prior period results that did not include restructuring charges or the impact of SFAS 123R.